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                                                              EXHIBIT D-4(c)

                        PENNSYLVANIA
                  PUBLIC UTILITY COMMISSION
                  Harrisburg, PA 17105-3265

                    Public Meeting held December 18, 1997

Commissioners Present:

     John M. Quain, Chairman
     Robert K. Bloom, Vice Chairman
     John Hanger
     David W. Rolka
     Nora Mead Brownell

Proposed Changes to an Affiliated Interest             Docket No.
Agreement known as the Allegheny Power                 G-00970583
System Money Pool

                      OPINION AND ORDER

BY THE COMMISSION:

     On October 16, 1997, proposed changes to an affiliated interest agreement known as the Allegheny Power System Money Pool ("Agreement" or "Money Pool") were filed to become effective November 15, 1997. By Secretarial Letter dated November 12, 1997, the Commission extended the consideration period for this Agreement to January 16, 1998.

     Participants in the Money Pool are Allegheny Power
System, Inc., Monongahela Power Company ("Mon Power"),
Potomac Edison Company ("Potomac Edison"), West Penn Power
Company ("West Penn") and Allegheny Generating Company
("AGC"). Mon Power, Potomac Edison, West Penn and AGC are wholly owned subsidiaries of Allegheny Power System, Inc.

     The Money Pool is an internal financing arrangement in which the excess funds of some participants are used to satisfy the short-term borrowing needs of other participants. The Money Pool is designed to match, on a daily basis, the available cash and short-term borrowing requirements of the participants, thereby minimizing the need to borrow funds in external short-term capital markets.

     The present Agreement, which was approved by the Commission at Docket No. G-910274, entered November 7, 1991, calculates interest income and expense using the previous day's Fed Funds Effective Interest Rate. The first proposed change is that whenever the Fed Funds rate is not at least four basis point lower than the seven-day commercial paper rate, then the seven-day commercial paper rate minus four basis points would be used. West Penn states that this change is proposed in order to levelize the interest rate used for the Money


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Pool, since there are occurrences when the Fed Funds rate will "spike" up.

     The second proposed change is that interest income resulting from external investments will be accrued daily instead of booked upon receipt. Interest income would also be allocated to the members of the Money Pool on a basis equal to their pro rata share of net contributions in the Money Pool throughout the month, rather than on the net contributions on the day the investment was placed. The allocation of interest income would be settled on a cash basis on the last business day of each month. West Penn states that this change is proposed so the wording in the Agreement would better clarify how the Money Pool works.
There will be no change in the operation of the Money Pool.

     We note that this Agreement is filed in accordance with the requirements of Section 2102(b) of the Public Utility
Code, 66 Pa. C.S. 2102(b).

     We have examined the Agreement and have determined that it appears to be reasonable and consistent with the public interest. However, approval of the Agreement does not preclude us from investigating, during any formal proceeding, the reasonableness of this Agreement; THEREFORE,

     IT IS ORDERED:

     1. That the proposed changes to an affiliated interest agreement known as the Allegheny Power System Money Pool be, and hereby are, approved.

     2. That acceptance does not preclude the Commission from investigating, during any formal proceeding, the reasonableness of charges incurred under this Agreement.

     3. That this proceeding at Docket No. g-00970583 be marked closed.

                              BY THE COMMISSION,

                              /s/ James J. McNulty
                              James J. McNulty
                              Secretary

(SEAL)
ORDER ADOPTED: December 18, 1997
ORDER ENTERED: December 18, 1997